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                                                                  EXHIBIT 3.3(a)


                            ARTICLES OF ORGANIZATION
                                       OF
                          COLUMBIA DBS MANAGEMENT, LLC

                                    ARTICLE I

         NAME. The name of the Limited Liability Company is COLUMBIA DBS MANAGEMENT, LLC.

                                   ARTICLE II

         LATEST DATE OF DISSOLUTION. The latest date upon which the Company is to dissolve is December 31, 2036.

                                   ARTICLE III

         Management of the Company shall be vested in one or more managers.


         IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization, this 21st day of June, 1996.




                                      -----------------------------
                                      Philip H. Moise, as Organizer